Press Release

FOR IMMEDIATE RELEASE

For additional information:

Deutsche Bank Press Office (212) 454-2085

Shareholder Account Information (800) 294-4366

DWS Closed-End Funds (800) 349-4281

DWS Global Commodities Stock Fund, Inc. Announces Election to Opt Into Maryland Control Share Acquisition Act

NEW YORK, NY, September 11, 2009 – The Board of Directors of DWS Global Commodities Stock Fund (NYSE:GCS) announced today that in order to enhance its ability to protect the interests of stockholders, the Fund has opted into the Maryland Control Share Acquisition Act (“MCSAA”), which generally provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the voting shares entitled to be cast on the matter. The MCSAA generally provides that, in the event that a stockholder acquires voting control over shares in excess of one of three ownership thresholds, specifically, 10%, 33 1/3% and 50%, the excess shares will not be entitled to vote unless authorized to do so by a vote of the remaining stockholders, provided, however, that a stockholder with voting control over shares as of September 11, 2009, if in excess of any of these thresholds, will continue to have voting rights with respect to such shares.

In the event that any stockholder acquires voting control over shares in excess of these thresholds after September 11, 2009 (or, with respect to a stockholder that already has voting control over shares in excess of these thresholds as of September 11, 2009, if such stockholder acquires voting control over additional shares after September 11, 2009), the shares in excess of the thresholds (or the additional shares) will not have voting rights on any proposal properly before a meeting of the Fund’s stockholders.

For more information about DWS Investments closed-end funds, visit www.dws-investments.com or call (800) 349-4281.

IMPORTANT INFORMATION

Investments in funds involve risk. The fund involves additional risks due to its narrow focus. There are special risks associated with investment in real estate, including credit risk, interest rate fluctuations and the impact of varied economic conditions.

Shares of common stock of closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and, once issued, shares of common stock of closed-end funds are traded in the open market generally through a stock exchange. Common shares of closed-end funds frequently trade at a discount to net asset value. The price of common shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its common shares will trade at, below, or above net asset value.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of fund securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Certain statements contained in this release may be forward-looking in nature. These include all statements relating to plans, expectations, and other statements that are not historical facts and typically use words like “expect,” “anticipate,” “believe,” and similar expressions. Such statements represent management's current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Management does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The following factors, among others, could cause actual results to differ materially from forward-looking statements: (i) the ability of DWS Investments and the Funds to execute the proposed plan to restructure the Funds’ existing leverage; (ii) the need to obtain any necessary regulatory approvals; (iii) the effects of changes in market and economic conditions; (iv) other legal and regulatory developments; and (v) other additional risks and uncertainties.

DWS Investments is part of Deutsche Bank’s Asset Management division and, within the US, represents the retail asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company. (R-13549-1 9/09)